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                                                                   EXHIBIT 10.51

                        SEPARATION AND RELEASE AGREEMENT

        I, Steven R. Kingma, and Gargoyles, Inc. (the "Company") agree to sever my employment relationship with the Company under the terms below in this Separation and Release Agreement (this "Agreement"). I understand that by signing this Agreement, I will receive certain benefits from the Company in addition to those I am otherwise entitled under the terms of my Employment Agreement, as such term is defined below.

                                    RECITALS

        A. On March 22, 1995, the Company and I entered into an Employment Agreement, pursuant to which I continued as the Vice President/Chief Financial Officer of the Company (the "Employment Agreement").

        B. Subject to the terms and conditions of this Agreement, the Company and I now agree to sever my employment relationship with the Company and to resolve the terms of such severance and all differences between us.

                                    AGREEMENT

        1. Severance of Employment. By signing this Agreement, I am severing my employment with the Company effective January 31, 1998 (the "Termination Date"). I am also resigning all of my positions as an officer of the Company and as an officer of any subsidiary of the Company. By signing this Agreement, the Company is accepting my resignations.

        2. Severance Benefits.

               (a) Severance Pay. I understand that I will receive an amount equal to $6,666.66 per month for six (6) months (the "Severance Payment"), from which normal and authorized withholdings and deductions will be made. I understand that the Severance Payment will be paid to me in equal installments of $3,333.33 in accordance with the Company's twice-monthly payroll schedule. I further understand that if I accept full-time employment during this six-month period, then my Severance Payments shall cease.

               (b) Expense Reimbursement; Product Account. I will be reimbursed for any reasonable expenses incurred by me prior to the Termination Date on behalf of the Company, subject to the receipt by the Company of all supporting documentation. I understand that after the Termination Date I am no longer authorized to incur expenses or to make commitments on behalf of the Company. I understand that I will be permitted to continue to purchase product from the Company at the Company's employee discount price until December 31, 1998. All purchases must be for cash or by bank card. Any amounts remaining unpaid on my


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account with the Company as of the Termination Date for the purchase of product shall be deducted from my next paycheck.

               (c) FTO. I understand that I will accrue no further Flexible Time Off from and after the Termination Date. I will be paid for any earned but unused Flexible Time Off benefits, less all required and authorized deductions, with my next paycheck.

               (d) Cobra; Life and Disability Insurance Policies. For a period of five (5) months after the Termination Date, the Company will pay to me amounts for COBRA benefits for me and my family and the premium for my disability and life insurance coverage, provided, however, that if I become employed and my new employer provides medical benefits to me, the Company's obligation to continue to pay COBRA benefits to me and my family under this
Section 2(d) shall cease. After that period, I may elect to pay for COBRA medical and dental plan continuation coverage for the remaining period allowed by law, until I am entitled to Medicare, or until I am covered under other plans with no pre-existing exclusion. The insurance provider, Washington Employers Trust, will provide further information about my COBRA rights after the Termination Date. The Company will also provide me with information on the potential for continuation of the disability and life insurance coverage currently provided to me through the Company if I pay the premiums for such coverages.

               (e) Eligibility for Unemployment. I understand that while the Company has no authority to determine unemployment benefits, the Company will not attempt to interfere or deny such benefits if and when they should become available to me.

               (f) Voice Mail. To assist in my search for new employment, the Company will provide me with a voice mail box at the Company until June 30, 1998.

        3. Stock Options. As of the Termination Date, I am vested in 27,488 options to purchase the Company's common stock, at an exercise price of $3.48 per share, and 3,750 options to purchase the Company's common stock at an exercise price of $8.00 per share. I understand that the Plan Administrator will rescind my option grant with respect to all of my options with an exercise price of $8.00 per share. I further understand that the Plan Administrator will accelerate the vesting of an additional 2,689 options to purchase the Company's common stock at an exercise price of $3.48 per share. I further understand that I will not continue to vest in any more options, that any of my rights to unvested options shall immediately terminate, and that the vested options will continue to be governed by the Gargoyles, Inc. 1995 Stock Incentive Compensation Plan, as Amended and Restated on July 22, 1996. except that the Plan Administrator will extend the period for me to exercise my vested options to December 31, 1998.


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        4. Complete Release of Claims. By signing this Agreement, I agree not to start any lawsuits, charges, or other legal action against the Company relating to my employment with the Company or the benefits that I received or should have received from the Company. In addition, I, for myself and for my heirs, representatives, executors, and successors, waive any rights or claims I may have against the Company, any employee benefit plans sponsored by the Company in which I participate, and all of the Company's affiliated and related entities, owners, shareholders, officers, directors, trustees, agents, employees, employees' spouses, insurers, either past or present, and all of their successors, agents or assigns (collectively "Releasees"). I hereby release the Releasees from any and all claims, actions, causes of action, obligations, costs, expenses, damages, losses, debts, and demands, including attorneys' fees and costs actually incurred (collectively "Claims") of whatever kind, in law or in equity, known or unknown, suspected or unsuspected, which arose prior to the Termination Date.

        This release includes, but is not limited to: (i) any Claims under any local, state or federal laws regulating employment, including without limitation, the Civil Rights Acts, the Age Discrimination and Employment Act, the Americans with Disabilities Act, the Workers' Adjustment and Retraining Notification Act, and the Washington State Law Against Discrimination; (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state or federal wage and hour laws; or (iv) Claims alleging any legal restriction on the Company's right to terminate their employees, or personal injury claims, including without limitation wrongful termination, discrimination, harassment, breach of contract, defamation, tortuous interference with business expectancy, black listing, or infliction of emotional distress, whether arising under statute or common law.

        Nothing set forth in this Section 6, however, shall prevent me from participating in any distributions made to members of any class of shareholders of the Company for any Claims brought by such class related to events occurring after December 15, 1997, provided, however, I agree not to initiate, direct, or be a named plaintiff in any such shareholder litigation against the Company.

        5.  Cooperation with Company.

               (a) Generally. During the next twelve months, I will fully cooperate with, and from time to time make myself available at the Company's reasonable request to consult with, the Company on matters in which I was involved on behalf of the Company. Nothing in this section 5, however, shall prevent me from taking on other employment, nor shall my obligations under this section 5 unreasonably interfere with such other employment.

               (b) Maulden Litigation. I agree to cooperate fully with the Company as the Company may reasonably request in connection with the Company's defense


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of the lawsuit filed by Michele J. and David B. Maulden in the Superior Court
for King County under Cause No. 97-2-18776-1 KNT or any other litigation by Maulden relating to her employment with the Company (the "Maulden Litigation"). If the Company enters into a settlement and release agreement with the Mauldens in the Maulden Litigation, in addition to a release of the Company, the Company shall use its best efforts to obtain a release of all former employees of the Company. The Company agrees to defend and hold harmless Kingma from and against all legal fees and expenses incurred by Kingma, if Kingma is added as a defendant in the Maulden Litigation.

        6. Effect of Prior Agreements. I understand that as of the Termination Date the Employment Agreement is terminated and is superseded by this Agreement, and that I shall have no further rights or obligations under the Employment Agreement except for the terms set forth in Sections 7 through 9 of the Employment Agreement relating to "Intellectual Property; Nondisclosure of Confidential Information; Covenant Not to Compete, Dispute Resolution, and Enforcement", which shall remain in effect following the Termination Date in accordance with their terms, except that the non-competition period set forth in 7.5(b) of the Employment Agreement shall terminate on January 31, 1999.

        7. Nondisparagement; No Solicitation. The Company and I each hereby pledge not to make statements in disparagement of the other which are intended to damage the other's reputation. Prohibited actions would include, but not be limited to, private or public comments, statements, or writings critical of the other party or any of the Releases or complaints filed against the other party or any of the Releasees with any regulatory agency. In addition, I agree not to interfere with the working relationship between the Company and any of its employees, and for a period of two (2) years after the Termination Date, I specifically agree not to seek to hire or to hire any employee of the Company to work for me or for my future employer(s) without the express written consent of the Company.

        8. Consultation with Legal Counsel. I have carefully read all of the provisions of this Agreement. I further acknowledge that the Company has encouraged me to review and discuss all aspects of this Agreement with legal counsel and that I have taken advantage of that opportunity to the full extent that I deem appropriate.

        9. Consideration Period; Revocation Period. I acknowledge that I have been given 21 days to consider this Agreement, and that I was given the option to sign the Agreement in fewer than twenty-one (21) days if I desired. I understand that this Agreement will not be effective for seven (7) days after it is signed by the Company and me, and that I can revoke this Agreement at any time during that seven-day period. I understand that no payments will be made until after the expiration of this seven-day period.


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        10. Voluntary Agreement. I understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.

        11. Successors This Agreement shall be binding upon the parties hereto and their heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.

        12. General Provisions

               (a) Governing Law. This Agreement is made and entered into in the state of Washington and shall in all respects be interpreted, enforced and governed under the laws of the state of Washington. The language of all parts of this Agreement shall in all cases by construed as a whole, according to its fair meaning, and not strictly for or against either party.

               (b) Invalidity. If any of the provisions of this Agreement are held to be illegal or invalid, the remaining provisions shall not be affected thereby, and the illegal or invalid provision shall be deemed not to be a part of this Agreement.

               (c) Entire Agreement. Except for the provisions of the Employment Agreement which survive the Termination Date, this Agreement represents and contains the entire understanding between the Company and me in connection with my separation from the Company. I acknowledge that I have not signed this Agreement in reliance on any promise, representation, or statement not contained herein.

        13. Non-Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 30, 1998.

GARGOYLES, INC.,
a Washington corporation



By  /s/ ROBERT G. WOLFE
    --------------------------------
    Robert G. Wolfe, Chairman


    /s/ STEVEN R. KINGMA
    --------------------------------
    Steven R. Kingma


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